UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                               RENTRAK CORPORATION
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                   760174 10 2
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

             Rule 13d-1 (b)
      -----

             Rule 13d-1 (c)
      -----

        X    Rule 13d-1 (d)
      -----

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 pages

CUSIP No. 760174 10 2                                        Page 2 of 5 pages


-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

          Paul A. Rosenbaum

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a) |_| (b) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY



-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

      NUMBER OF                     579,720
                         ------------------------------------------------------
      SHARES               6     SHARED VOTING POWER

      BENEFICIALLY                    0
                         ------------------------------------------------------
      OWNED BY EACH        7     SOLE DISPOSITIVE POWER

      REPORTING                     579,720
                         ------------------------------------------------------
      PERSON WITH          8     SHARED DISPOSITIVE POWER

                                     0
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            579,720 shares
-------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not applicable
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4 percent
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

            IN
-------------------------------------------------------------------------------

CUSIP No. 760174 10 2                                          page 3 of 5 pages

Item 1(a)   Name of Issuer:

            Rentrak Corporation


Item 1(b)   Address of Issuer's Principal Executive Offices:

            7700 N.E. Ambassador Place
            Portland, Oregon  97220


Item 2(a)   Name of Person Filing:

            Paul A. Rosenbaum


Item 2(b)   Address of Principal Business Office or, if None, Residence:

            7700 N.E. Ambassador Place
            Portland, Oregon  97220


Item 2(c)   Citizenship:

            United States


Item 2(d)   Title of Class of Securities:

            Common Stock, $.001 par value


Item 2(e)   CUSIP Number:

            760174 10 2


Item 3      Not applicable


Item 4      Ownership

            The following information is as of December 31, 2004:

            (a) Amount Beneficially Owned:

                  579,720 shares*

            (b) Percent of Class:

                  5.4 percent

CUSIP No. 760174 10 2                                          Page 4 of 5 pages

            (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote: 579,720*

            (ii) Shared power to vote or to direct the vote: 0

           (iii) Sole power to dispose or to direct the disposition of: 579,720*

            (iv) Shared power to dispose or to direct the disposition of: 0

*Includes 450,000 shares subject to stock options exercisable as of March 1, 2005.

Item 5    Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [ ].


Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

          Not applicable.


Item 8    Identification and Classification of Members of the Group:

          Not applicable.


Item 9    Notice of Dissolution of Group:

          Not applicable.


Item 10   Certifications:

          Not applicable.

CUSIP No. 760174 10 2                                          Page 5 of 5 pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                             April 1, 2005
                                    ---------------------------------------
                                                (Date)

                                    /s/ Paul A. Rosenbaum
                                    ---------------------------------------
                                              (Signature)


                                        Paul A. Rosenbaum
                                    ------------------------------------------
                                                (Name)







     ATTENTION: Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 USC 1001)